Exhibit 99.1

Contact:

Steven H. Benrubi

(949) 699-3947

THE WET SEAL, INC. ANNOUNCES RESIGNATION OF CHIEF OPERATING OFFICER

FOOTHILL RANCH, CA, February 26, 2008 — The Wet Seal, Inc. (Nasdaq: WTSLA), a leading specialty retailer to young women, today announced that Gary White, Chief Operating Officer, has resigned from the Company to assume the role of Chief Executive Officer of United Retail Group, Inc., a subsidiary of Redcats USA, Inc. Mr. White will remain with The Wet Seal, Inc. through the end of March 2008 to assist with the transition of his responsibilities. The Company will not be hiring anyone to replace Mr. White.

Ed Thomas, Chief Executive Officer for The Wet Seal, Inc., commented: “Gary was instrumental in the efforts to stabilize the Wet Seal business upon his arrival in 2004. Over the past several years, he has worked to build upon the turnaround success at Wet Seal and developed a solid operations team. We appreciate all he has done for the Company and wish him well in his new role.”

Mr. Thomas further indicated that he will be assuming certain of Mr. White’s responsibilities and will distribute other job functions among the existing Company management team.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of February 2, 2008, the Company operated a total of 494 stores in 47 states, the District of Columbia and Puerto Rico, including 399 Wet Seal stores and 95 Arden B stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.